As filed with the Securities and Exchange Commission on May 10, 2001

                                                     Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                   LABORATORY CORPORATION OF AMERICA HOLDINGS
             (Exact Name of Registrant as Specified in Its Charter)

                Delaware                          358 South Main Street                        13-3757370
     (State or other jurisdiction of         Burlington, North Carolina 27215               (I.R.S. Employer
     incorporation or organization)                   (336) 229-1127                     Identification Number)
                                          (Address, including zip code, and telephone
                                          number, including area code, of Registrant's
                                               principal executive offices)

                            -----------------------

                               Bradford T. Smith
                   Executive Vice President, General Counsel,
                   Corporate Compliance Officer and Secretary
                   Laboratory Corporation of America Holdings
                             358 South Main Street
                        Burlington, North Carolina 27215
                                 (336) 229-1127
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------

                                   Copies to:
       DEANNA L. KIRKPATRICK                       ALLISON R. SCHNEIROV
       Davis Polk & Wardwell                           MARK C. SMITH
       450 Lexington Avenue                   Skadden, Arps, Slate, Meagher &
     New York, New York 10017                            Flom LLP
          (212) 450-4000                             Four Times Square
                                                 New York, New York 10036
                                                      (212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

     If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            -----------------------

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                             Proposed Maximum     Proposed Maximum
         Title of Each Class             Amount to be       Offering Price Per       Aggregate            Amount of
   of Securities to be Registered        Registered (1)           Share (2)      Offering Price (2)    Registration Fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock
   ($0.10 par value).................  6,000,000 shares          $134.925          $809,550,000           $202,388
=======================================================================================================================

(1) Or the equivalent thereof after giving effect to the 2 for 1 stock dividend approved by the Registrant on April 23, 2001, subject to stockholder approval.

(2) Estimated solely for the purpose of computing the amount of the registration fee. Calculated pursuant to Rule 457(c) on the basis of the average of the high and low reported prices of the Registrant's Common Stock on the New York Stock Exchange on May 8, 2001.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED MAY 10, 2001
                             PRELIMINARY PROSPECTUS


                                5,500,000 Shares
                   Laboratory Corporation of America Holdings
                                  Common Stock

                            -----------------------

     The shares of common stock are being sold by the selling stockholder. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholder. We have declared a 2 for 1 stock dividend which, subject to stockholder approval of an increase in our authorized share capital, is payable on June 11, 2001 to stockholders of record on June 4, 2001. As a result, assuming stockholder approval is received, purchasers of shares in this offering will also receive on June 11, 2001 an additional share of common stock for each share purchased in this offering. None of the share or per share information in this prospectus has been adjusted to reflect this 2001 stock split.

     Our common stock is listed on the New York Stock Exchange under the symbol "LH." The last reported sale price on May 8, 2001 was $133.58 per share.

     The underwriters have an option to purchase a maximum of 500,000 additional shares from the selling stockholder to cover over-allotments of shares.



                                                Underwriting        Proceeds to
                                  Price to      Discounts and        Selling
                                   Public        Commissions       Stockholder
                                  --------      -------------      -----------
Per Share.......................  $              $                  $
Total...........................  $              $                  $


     Delivery of the shares of common stock will be made on or about           ,
 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         Joint Book - Running Managers

Credit Suisse First Boston                                           UBS Warburg




                     The date of this prospectus is , 2001.

                            -----------------------

                               TABLE OF CONTENTS

                            -----------------------

                                                                           Page
                                                                           ----


Prospectus Summary.............................................................1
Price Range of Common Stock and Dividends......................................5
Use of Proceeds................................................................5
Selling Stockholder............................................................6
Underwriting...................................................................7
Notice to Canadian Residents...................................................9
Legal Matters.................................................................10
Experts.......................................................................10
Where You Can Find More Information...........................................11

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision.


                                    LabCorp

     We are the second largest independent clinical laboratory company in the United States, based on 2000 net revenues. Through a national network of laboratories, we offer more than 4,000 different clinical laboratory tests which are used by the medical profession in routine testing, patient diagnosis, and in the monitoring and treatment of disease. We have developed specialty and niche businesses based on certain types of specialized testing capabilities and client requirements, such as HIV genotyping and phenotyping, diagnostic genetics, clinical research trials and oncology testing.

     Since our founding in 1971, we have grown into a network of 24 major laboratories and approximately 1,200 service sites, consisting of branches, patient service centers and STAT laboratories, which are laboratories that have the ability to perform certain routine tests quickly and report the results to the physician immediately. With over 18,000 employees, we processed tests on more than 260,000 patient specimens daily in 2000 and provided clinical laboratory testing services to clients in 50 states. Our clients include physicians, hospitals, HMOs and other managed care organizations, governmental agencies, large employers, and other independent clinical laboratories that do not have the breadth of our testing capabilities. Several hundred of our 4,000 tests are frequently used in general patient care by physicians to establish or support a diagnosis, to monitor treatment, or to search for an otherwise undiagnosed condition. The most frequently requested of these routine tests include blood chemistry analyses, urinalyses, blood cell counts, pap smears and HIV tests. We perform this core group of routine tests, which constitutes a majority of the testing conducted, in each of our major laboratories using sophisticated and computerized instruments, with most results reported within 24 hours.

     We continually seek new and improved technologies for early diagnosis. For example, our Center for Molecular Biology and Pathology is a leader in molecular diagnostics and polymerase chain reaction, or PCR, technologies which are often able to provide earlier and more reliable information regarding HIV, genetic diseases, cancer and many other viral and bacterial diseases. In August of 2000, we acquired Los Angeles-based National Genetics Institute, Inc., a leader in the development of PCR assays for Hepatitis C. We believe these technologies may represent a significant savings to managed care organizations by increasing the detection of early stage (treatable) diseases. In April 2001, we acquired Path Lab Holdings, a regional esoteric lab company serving the New England area. We believe this acquisition will leverage our expertise in the area of esoteric testing and will enable us to expand our presence in New England.

     One of our primary growth strategies is the continued expansion of our specialty and niche businesses. In general, the specialty and niche businesses are designed to serve two market segments: (i) markets which are not served by the routine clinical testing laboratory and therefore are often subject to less stringent regulatory and reimbursement constraints; and (ii) markets which are served by the routine testing laboratory and offer the possibility of adding related services from the same supplier.

     Another of our primary growth strategies is to develop an increasing number of hospital and other provider alliances. These alliances can take several different forms, including laboratory technical support (management) contracts, reference agreements and cooperative testing arrangements. We have and will continue to focus on developing cooperative testing relationships that capitalize on hospitals' ability to perform rapid response testing and our ability to provide high quality routine and esoteric testing.

Relationship With Roche

   Stockholder Agreement

     In 1995, we and affiliates of the selling stockholder entered into a stockholder agreement. The stockholder agreement contains certain provisions relating to (i) the governance of the Company, including, but not limited to, the composition of the board of directors, (ii) the issuance, sale, and transfer of our equity securities by us and by the selling stockholder, and
(iii) registration rights we granted to the selling stockholder and its affiliates with respect to our equity securities. Except as described below, all of the selling stockholder's rights with respect to the stockholder agreement will terminate as a result of this offering which will cause the selling stockholder's ownership interest in our common stock to fall to approximately 16.7% (15.3% if the underwriters' over-allotment option is exercised).

     The selling stockholder currently has the right to designate three directors for nomination to the board of directors. Following the offering, it will have the right to designate one director. Currently, the board of directors is comprised of seven members.

     The selling stockholder will continue to have demand registration rights and have the benefits of various covenants of the Company with respect to transfers made by the selling stockholder pursuant to Rule 144A under the Securities Act of 1933.

Recent Developments

   Stock Split

     On May 24, 2001, our stockholders will vote on whether to approve a proposed amendment to our certificate of incorporation to increase the authorized number of shares of our common stock from 52 million to 265 million.

     We have declared a 2 for 1 stock dividend which, subject to stockholder approval of the increase in authorized share capital, is payable on June 11, 2001 to stockholders of record on June 4, 2001. None of the share or per share information in this prospectus has been adjusted to reflect this stock split.

     Our principal executive office is located at 358 South Main Street, Burlington, North Carolina 27215 and our telephone number at that location is
(336) 229-1127. Our Web site is located at www.labcorp.com. The information contained on our Web site is not part of this prospectus.


                                  The Offering

Common Stock offered1......  5,500,000 shares

Use of proceeds............  The Company will not receive any of the proceeds from the sale of the common stock offered by the selling stockholder.

NYSE symbol................  LH

-------------------

1 If the underwriters' over-allotment option is exercised in full, the total number of shares to be offered by the selling stockholder would be 6,000,000.

                   Summary Consolidated Financial Information

     The summary consolidated financial data presented below (1) for each of the three years in the period ended December 31, 2000 are derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants and (2) as of March 31, 2001 and for the three-month periods ended March 31, 2000 and March 31, 2001 are derived from our unaudited condensed consolidated financial statements. You should read this table along with our annual report on Form 10-K for our fiscal year ended December 31, 2000, which contains these audited consolidated financial statements, and our quarterly report on Form 10-Q for the three months ended March 31, 2001, which contains these unaudited condensed consolidated financial statements. Our unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial condition and results of operations for the relevant periods and, in the opinion of management, have been prepared on the same basis as our audited consolidated financial statements. Results of operations for the three months ended March 31, 2001 are not necessarily indicative of results of operations for the full year.



                                                                                   Three Months
                                                Year Ended December 31,           Ended March 31,
                                             ------------------------------     ------------------
                                               1998       1999       2000         2000       2001
                                             --------   --------   --------     --------  --------
                                               (Dollars in millions, except per share amounts)
Consolidated Statements of Operations
Data:
   Net sales................................ $1,612.6   $1,698.7   $1,919.3     $ 462.7   $  525.4
   Gross profit.............................    563.4      629.1      766.6       183.5      221.6
   Operating income ........................    127.6      149.7      245.6(a)     57.4       87.3
   Net earnings ............................     68.8       65.4      112.1        25.7       43.5
   Net earnings available to common
      shareholders..........................     24.4       15.0       77.5        10.8       43.5
   Basic earnings per common share (b)...... $   1.95   $   1.18   $   3.29     $  0.85   $   1.26
   Diluted earnings per common share (b).... $   1.95   $   1.16   $   3.22     $  0.75   $   1.24

Other Financial Data:
Cash flows provided by operating activities. $  125.1   $  180.5   $  246.7     $  48.5   $   64.5
Cash flows used for investing activities....    (68.6)     (77.0)    (150.0)      (15.2)     (15.6)
Cash flows used for financing activities....    (57.1)     (85.8)     (87.9)      (32.5)     (30.1)



                                                                                           As of
                                                                                       March 31, 2001
                                                                                       --------------
Consolidated Balance Sheet Data:
   Cash and cash equivalents...........................................................   $   66.8
   Total assets........................................................................    1,703.4
   Total debt..........................................................................      445.5
   Total shareholders' equity..........................................................      923.7

-------------------
(a) In the fourth quarter of 2000, we recorded a $4.5 million restructuring charge relating to the closing of our Memphis drug testing facility.

(b)  Does not reflect 2001 stock split.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Our common stock is listed on the New York Stock Exchange under the symbol "LH."

     The table below sets forth for the calendar periods indicated the high and low intraday sales prices for our common stock reported on the NYSE Composite Tape. We have declared, subject to stockholder approval of an increase in our authorized share capital, a 2 for 1 common stock split, by means of a stock dividend, for holders of record on June 4, 2001 which is payable on June 11, 2001. As a result, assuming stockholder approval is received, purchasers of shares in this offering will also receive on June 11, 2001 an additional share of common stock for each share purchased in this offering. The prices set forth below do not reflect adjustment for this 2001 stock split.

                                                          High       Low
                                                        --------   -------
1999
1st Quarter.............................................$ 23.125   $ 12.500
2nd Quarter.............................................  29.375     16.875
3rd Quarter.............................................  32.500     22.500
4th Quarter.............................................  38.750     24.375

2000
1st Quarter.............................................  46.875     31.250
2nd Quarter.............................................  81.000     39.375
3rd Quarter............................................. 132.500     76.250
4th Quarter............................................. 183.000    108.250
2001
1st Quarter............................................. 175.000     99.500
2nd Quarter (through May 8, 2001)....................... 151.120    112.900

     During May 2000, our stockholders approved a 1-for-10 reverse stock split. The sales prices reported above reflect such reverse stock split. On April 18, 2001 there were 671 holders of record of our common stock.

     In 1994, we discontinued our dividend payments for the foreseeable future in order to increase our flexibility with respect to our acquisition strategy. In addition, our revolving credit facility places certain restrictions on the payment of dividends.


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock offered by the selling stockholder.

                              SELLING STOCKHOLDER

     The selling stockholder intends to dispose of shares of common stock as set forth under "Underwriting" below. As of May 8, 2001, Roche Holdings, Inc. owned 11,352,537 shares of common stock (approximately 32.4% of the common stock outstanding). Following the offering, its ownership of our common stock will be approximately 16.7% (15.3% if the over-allotment option is exercised in full).

     The following table sets forth certain information regarding the beneficial ownership of common stock by the selling stockholder and as adjusted to give effect to the sale of the shares covered by this prospectus.

                                                                       Shares Beneficially Owned
                                                                              After Offering
                                                                      --------------------------
                                      Shares
                                   Beneficially
                                  Owned Prior to   Number of Shares
Name of Selling Stockholder          Offering        Being Offered    Number of Shares   Percent
-------------------------------   --------------   ----------------   ----------------   -------
Roche Holdings, Inc.                 11,352,537      5,500,000(1)         5,852,537       16.7%
One Commerce Center, Suite 1050
Wilmington, Delaware 19801









-------------------
(1) Does not include the over-allotment shares. If the underwriters exercise their over-allotment option in full, the selling stockholder will beneficially own 5,352,537 shares or 15.3% after the offering.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated __________________ , 2001, the selling stockholder has agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation and UBS Warburg LLC are acting as representatives, the following respective numbers of shares of common stock:



                                                                       Number
Underwriter                                                          of Shares
-----------                                                          ---------
Credit Suisse First Boston Corporation.............................
UBS Warburg LLC....................................................
 ...................................................................
 ...................................................................
                                                                     ---------
Total..............................................................  5,500,000
                                                                     =========


     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

     The selling stockholder has granted to the underwriters a 30-day option to purchase on a pro rata basis up to 500,000 additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price, less a selling concession of $ _____________ per share. The underwriters and selling group members may allow a discount of $ ________ per share on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

     The following table summarizes the compensation and estimated expenses we and the selling stockholder will pay:

                                                                 Per Share                        Total
                                                       ------------------------------  ------------------------------
                                                           Without          With          Without           With
                                                       Over-allotment  Over-allotment  Over-allotment  Over-allotment
                                                       --------------  --------------  --------------  --------------
Expenses payable by us................................ $               $               $               $
Underwriting Discounts and
  Commissions paid by
  selling stockholder................................

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation and UBS Warburg LLC for a period of 90 days after the date of this prospectus, except grants of employee stock options pursuant to the terms of our employee stock option plans in effect on the date hereof, issuances of securities pursuant to the exercise of such options or the exercise of any other employee stock options outstanding on the date hereof or issuances of securities pursuant to our dividend reinvestment plan.

     The selling stockholder has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation and UBS Warburg LLC for a period of 90 days after the date of this prospectus provided, however, the foregoing will not apply to the 500,000 shares of common stock owned by the selling stockholder that are covered by the underwriters' over-allotment option, if such option is not exercised.

     We and the selling stockholder have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

     In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     o Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     o Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     o Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on a web site maintained by one or more of the underwriters participating in this offering. The underwriters may agree to allocate a number of shares for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBdirect, Inc., an on-line broker dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholder and the dealer from whom the purchase confirmation is received that

     o the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

     o where required by law, that the purchaser is purchasing as principal and not as agent, and

     o    the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

      The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

     All of the issuer's directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon on our behalf by Bradford T. Smith, Executive Vice President, General Counsel, Corporate Compliance Officer and Secretary. Mr. Smith is a full-time employee and an officer of Laboratory Corporation of America Holdings and beneficially owns 53,197 shares of common stock. Certain other legal matters will be passed upon on our behalf and on behalf of the selling stockholder by Davis Polk & Wardwell. The underwriters have been represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.


                                    EXPERTS

     The consolidated financial statements of Laboratory Corporation of America Holdings as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements, registration statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file at the SEC's public reference rooms at 7 World Trade Center, New York, New York 10048; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 450 Fifth Street, N.W. Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     We have filed with the SEC a registration statement under the Securities Act of 1933 to register the common stock offered by this prospectus. This prospectus is only part of the registration statement and does not contain all of the information in the registration statement and its exhibits because certain parts are allowed to be omitted by SEC rules. Statements in this prospectus about documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summary statements and may not contain all the information that may be important to you. For further information about us, and the common stock offered under this prospectus, you should read the registration statement, including its exhibits and the documents incorporated into it by reference.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporated by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until all of the common stock offered under this prospectus is sold.

     1.   Annual Report on Form 10-K for the fiscal year ended December 31,
          2000;

     2.   Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     3. All reports filed pursuant to Section 13 or 15(d) of the Exchange Act on or after December 31, 2000; and

     4. Registration Statement on Form 8-B filed July 1, 1994 as amended on April 27, 1995.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

     You may request a copy of these filings at no cost, by contacting us at the following address:

                               Laboratory Corporation of America Holdings
                               358 South Main Street
                               Burlington, North Carolina 27215
                               (336) 229-1127
                               Attention: Bradford T. Smith

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


Securities and Exchange Commission registration fee....................$202,388
Legal fees and expenses................................................
Accounting fees and expenses...........................................
Miscellaneous..........................................................
                                                                       ---------
     Total.............................................................$
                                                                       =========

     Except for the SEC registration fee, all of the foregoing are estimates.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     As authorized by Section 145 of the General Corporation Law of the State of Delaware ("Delaware Corporation Law"), each director and officer of the Company may be indemnified by the Company against expenses (including attorney's fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending, or completed legal proceedings in which he/she is involved by reason of the fact that he/she is or was a director or officer of the Company; provided that he/she acted in good faith and in a manner that he/she reasonably believed to be in or not opposed to the best interest of the Company; and, with respect to any criminal action or proceeding, that he/she had no reasonable cause to believe that his/her conduct was unlawful. If the legal proceeding, however, is by or in the right of the Company, the director or officer may not be indemnified in respect of any claim, issue, or matter as to which he/she shall have adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless a court determines otherwise.

     Article Sixth of the Certificate of Incorporation of the Company provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of his or her fiduciary duty as director; provided, however, that such clause shall not apply to any liability of a director (i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) pursuant to Section 174 of the Delaware Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the provisions of Article VII of the Company's By-laws provide that the Company shall indemnify persons entitled to be indemnified to the fullest extent permitted by the Delaware Corporation Law.

     The Company maintains policies of officers' and directors' liability insurance in respect of acts or omissions of current and former officers and directors of the Company, its subsidiaries, and "constituent" companies that have been merged with the Company.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER              DESCRIPTION OF EXHIBIT
--------------------------------------------------------------------------------
   1.1         Form of Underwriting Agreement*
   5.1         Opinion of Bradford T. Smith, Esquire
  23.1         Consent of Bradford T. Smith, Esquire (included in Exhibit 5.1)
  23.2         Consent of PricewaterhouseCoopers LLP
  24.1         Power of Attorney (included on the signature page hereto)
--------------------------------
*  To be filed by amendment

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on May 9,
2001.


                                               LABORATORY CORPORATION OF AMERICA
                                               HOLDINGS


                                               By: /s/ Bradford T. Smith
                                                  ------------------------------
                                                  Bradford T. Smith, Esq.
                                                  Executive Vice President,
                                                  General Counsel,
                                                  Corporate Compliance Officer
                                                  and Secretary


     Each person whose signature to this Registration Statement appears below hereby appoints Thomas P. Mac Mahon, Wesley R. Elingburg and Bradford T. Smith, and each of them, any of whom may act without the joinder of the others, as his or her attorney-in-fact to sign on his or her behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement and any related registration statement filed pursuant to Rule 462 under the Securities Act, which amendments may make such changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



SIGNATURE                                  TITLE                        DATE
---------                                  -----                        ----

/s/ Thomas P. Mac Mahon
--------------------------   Chairman of the Board, President,       May 9, 2001
Thomas P. Mac Mahon          Chief Executive Officer and Director


/s/ Wesley R. Elingburg
--------------------------   Executive Vice President, Chief         May 9, 2001
Wesley R. Elingburg          Financial Officer and Treasurer



--------------------------   Director                                May  , 2001
Jean-Luc Belingard


/s/ Wendy E. Lane
--------------------------   Director                                May 9, 2001
Wendy E. Lane

SIGNATURE                                  TITLE                        DATE
---------                                  -----                        ----

/s/ Robert E. Mittelstaedt
--------------------------    Director                               May 9, 2001
Robert E. Mittelstaedt, Jr.


/s/ James B. Powell
--------------------------   Director                                May 9, 2001
James B. Powell, M.D.



--------------------------   Director                                May  , 2001
David B. Skinner, M.D.


/s/ Andrew G. Wallace
--------------------------   Director                                May 9, 2001
Andrew G. Wallace, M.D.

                                    EXHIBITS

EXHIBIT
NUMBER              DESCRIPTION OF EXHIBIT
-------   ---------------------------------------------------------------
   1.1    Form of Underwriting Agreement*
   5.1    Opinion of Bradford T. Smith, Esquire
  23.1    Consent of Bradford T. Smith, Esquire (included in Exhibit 5.1)
  23.2    Consent of PricewaterhouseCoopers LLP
  24.1    Power of Attorney (included on the signature page hereto)

---------------------------
* To be filed by amendment.